 As filed with the Securities and Exchange Commission on March 31,, 2000.

                                                 Registration No. 333-30722
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                            AMENDMENT No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     under
                           the Securities Act of 1933

                                --------------

                           ARTISAN ENTERTAINMENT INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                7822                              04-3380164
 (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
 incorporation or organization)         Classification Code Number)              Identification No.)

                                --------------

                        2700 Colorado Avenue, 2nd Floor
                         Santa Monica, California 90404
                           Telephone: (310) 449-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                   Copies to:

          Ken Schapiro                        Eva Herbst Davis                  Jonathan A. Schaffzin
   Artisan Entertainment Inc.                 Kirkland & Ellis                 Cahill Gordon & Reindel
 2700 Colorado Avenue, 2nd Floor         777 South Figueroa Street                  80 Pine Street
 Santa Monica, California 90404        Los Angeles, California 90017           New York, New York 10005
    Telephone: (310) 449-9200            Telephone: (213) 680-8400            Telephone: (212) 701-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following is a statement of estimated expenses, to be paid solely by Artisan, of the issuance and distribution of the securities being registered hereby:

     Securities and Exchange Commission registration fee.............. $     *
     NASD filing fee..................................................  14,500
     Nasdaq National Market listing fee...............................       *
     Blue Sky fees and expenses (including attorneys' fees and
      expenses).......................................................       *
     Printing expenses................................................       *
     Accounting fees and expenses.....................................       *
     Transfer agent's fees and expenses...............................       *
     Legal fees and expenses..........................................       *
     Miscellaneous expenses...........................................       *
                                                                       -------
       Total.......................................................... $     *
                                                                       =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

 General Corporation Law

      We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Amended and Restated Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws provides for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities.

      During the last three years, Artisan has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act") (the following information does not reflect the stock split and reclassification described in the registration statement):

    (1) Artisan was acquired through a leveraged buyout by private investors on July 9, 1997. In connection with the acquisition, Artisan issued:

     (a) an aggregate of (i) 5,040,000 shares of class A common stock; and
         (ii) 559,999.98 shares of class L common stock to a private investor group, whose shares were subsequently transferred to Audax Entertainment, L.P., for an aggregate of $10.0 million.

     (b) an aggregate of (i) 2,520,000 shares of class A common stock; and
         (ii) 280,000 shares of class L common stock to Alan D. Gordon for an aggregate of $5.0 million.

     (c) an aggregate of (i) 1,440,000 shares of class A common stock; and
         (ii) 160,000 shares of class L common stock to CanPartners Investments IV, LLC for an aggregate of $2.86 million.

    (2) To finance a portion of the leveraged buyout, Artisan sold an aggregate of $15.0 million aggregate principal amount of 13.5% Senior Subordinated Notes due 2004 to CanPartners Investment IV, LLC pursuant to a Note and Stock Purchase Agreement dated July 9, 1997. The Company received cash of $12.1 million.

    (3) During the year ended December 31, 1999, we sold an aggregate of (i) 201,542 shares of class A common stock; and (ii) 49,754 shares of class L common stock pursuant to various Employment Agreements. In accordance with the terms of those agreements, employees purchased their shares for $0.9 million in cash.

    (4) Artisan's board of directors adopted a Stock Option Plan in 1997. Pursuant to that plan, Artisan has issued the following stock options which vest over time and have exercise prices ranging from $0.001 to $10.12:

     (a) in 1997, options for an aggregate of 2,046,902 shares of common stock.

     (b) in 1998, options for an aggregate of 773,523 shares of common stock.

     (c) in 1999, options for an aggregate of 141,363 shares of common stock.

    (5) Artisan has also issued to following stock options:

     (a) in 1998, options for an aggregate of 50,854 shares of common stock to Wachsberger at a weighted average exercise price of $3.86 per share.

     (b) in 1998, options for an aggregate of 30,516 shares of common stock to Hayward at a weighted average exercise price of $3.86 per share.

     (c) in 1998, options for an aggregate of 20,344 shares of common stock to Garrett at a weighted average exercise price of $3.86 per share.

     (d) in 1998, options for an aggregate of 25,000 shares of common stock to John J. Josephson pursuant to a consulting agreement entered into in February 1998, at an exercise price of $0.001 per share.

     (e) in 1998, options for an aggregate of 500,000 shares to Allen & Co. at an weighted average exercise price of $4.13 per share.

      The sales and issuances listed above in paragraphs (1)(a), (1)(b), (1)(c) and (2) were deemed exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public offering. The issuances of securities listed in paragraph (3) and (4) above were deemed exempt from registration under the Securities Act by virtue of Rule 701. The issuances of securities listed in paragraph (5) above were deemed exempt from registration under the Securities Act by virtue of Section 4(2), as transactions not involving a public offering. Certain defined terms used therein not otherwise defined have the meanings ascribed to them in the prospectus, which forms a part of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits.

 Exhibit
   No.   Description
 ------- -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Amended and Restated Certificate of Incorporation of Artisan
         Entertainment Inc.

  *3.2   Amended and Restated Bylaws of Artisan Entertainment Inc.

  *4.1   Specimen of Common Stock.

  *4.2   Amended and Restated Stockholders Agreement, dated as of
                  , 2000, by and among Film Holdings Co., Audax
         Entertainment, Alan D. Gordon, CanPartners Investments IV, LLC and
         other stockholders.

  *4.3   Option Certificate and Agreement granted by Film Holdings Co. to
         Mark A. Curcio, dated as of July 10, 1997.

  *4.4   Option Certificate and Agreement granted by Film Holdings Co. to
         Amir J. Malin, dated as of July 10, 1997.

  *4.5   Option Certificate and Agreement granted by Film Holdings Co. to
         William H. Block, dated as of July 10, 1997.

  *4.6   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and Mark A. Curcio.

  *4.7   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and Amir J. Malin.

  *4.8   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and William H. Block.

  *4.9 Note and Stock Purchase Agreement, dated as of July 9, 1997, by and between LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *4.10 Amendment Number One to the Note and Stock Purchase Agreement, dated as of July 9, 1997, amended as of August 10, 1998, by and among LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *4.11  Amended and Restated Amendment Number Two to the Note and Stock
         Purchase Agreement, dated as of July 9, 1997, amended as of April
         28, 1999, by and among LIVE Film and Mediaworks Inc., Film
         Holdings Co. and CanPartners Investments IV, LLC.

  *4.12 Amendment Number Three to the Note and Stock Purchase Agreement, dated as of July 9, 1997, amended as of September 29, 1999, by and among LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *5.1   Form of Opinion of Kirkland & Ellis.

 *10.1 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and Mark A. Curcio.

 *10.2 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and Amir J. Malin.

 *10.3 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and William H. Block.

  Exhibit
    No.    Description
  -------  -----------
 *10.4     Employment Agreement, dated as of January 1, 1998, by and between
           LIVE Film and Mediaworks Inc. and Steve Beeks.

 *10.5 Employment Agreement, dated as of September 8, 1998, by and between Artisan Entertainment Inc. and Glenn Ross.

 *10.6 Employment Agreement, dated as of March 23, 1998, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.7 Addendum to Employment Agreement, dated as of April 8, 1999, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.8 Addendum to Employment Agreement, dated as of June 14, 1999, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.9 Employment Agreement, dated as of September 8, 1998, by and between Artisan Entertainment Inc. and James A. Keegan.

 *10.10 Employment Agreement, dated as of April 1, 1998, by and between LIVE Film and Mediaworks Inc. and Robert L. Denton.

 *10.11    Amended and Restated Employment Agreement, dated as of February 1,
           1999, by and between Artisan Entertainment Inc. and Ken Schapiro.

 *10.12 Employment Agreement, dated as of August 1, 1997, by and between LIVE Film and Mediaworks Inc. and Jeffrey Fink.

 *10.13    Film Holdings Co. 1997 Stock Option Plan.

 *10.14    Artisan Entertainment Inc. 2000 Stock Option Plan

 *10.15    Lease, dated as of November 18, 1997, by and between 2700 Colorado
           Partners, L.P. and LIVE Entertainment, Inc.

 *10.16    Lease, dated as of December 1, 1999, by and between Hudson-
           Chambers Company and Artisan Properties Inc.

  10.17(1) Distribution Services Agreement Term Sheet by and between Artisan
           Home Entertainment, Inc. and Twentieth Century Fox Home
           Entertainment, Inc.

  10.18    Amended and Restated Mutual Confidentiality and Non-Disclosure
           Agreement, dated as of March 1, 1998, by and between Artisan Home
           Entertainment, Inc. and Twentieth Century Fox Home Entertainment,
           Inc.

  10.19 First Amendment to Distribution Services Agreement Term Sheet, dated as of August 1, 1998, by and between Artisan Home
           Entertainment, Inc. and Twentieth Century Fox Home Entertainment,
           Inc.

  10.20(1) Omnibus Agreement, dated as of March 31, 1998, by and among Patrick Wachsberger, Robert Hayward, David Garrett, The
           Franco/Kiwi Alliance, Inc., Summit Entertainment, L.P., Artisan
           Entertainment Inc. and Film Holdings Co.

  10.21(1) Purchase Agreement, dated as of February 4, 2000, by and among The
           Baby Einstein Company, LLC, Julie Aigner-Clark, William Clark and
           Artisan Entertainment Inc.

  10.22 Loan and Security Agreement, dated as of October 20, 1998, by and between Artisan Pictures Inc. and Finova Capital Corporation.

  10.23 Loan and Security Agreement, dated as of December 21, 1999 by and between Artisan Pictures Inc. and Finova Capital Corporation.

  10.24    Amended and Restated Credit Guaranty Agreement, dated as of July
           9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc. and The Chase Manhattan Bank, as
           Administrative Agent and Fronting Bank.

 Exhibit
   No.   Description
 ------- -----------
   10.25 Amendment Number One dated as of April 2, 1999 to the Amended and
         Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among Artisan
         Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent and
         Fronting Bank.

   10.26 Amendment Number Two dated as of April 2, 1999 to the Amended and
         Restated Credit Guaranty Agreement, dated as of July 9, 1997, amended and restated as of August 10, 1998, by and among Artisan
         Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent and
         Fronting Bank.

   10.27 Amendment Number Three dated as of August 18, 1999 to the Amended and Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative
         Agent and Fronting Bank.

   10.28 Amendment Number Four dated as of September 30, 1999 to the
         Amended and Restated Credit Guaranty Agreement, dated as of July
         9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent and Fronting Bank.

   10.29 Amendment Number Five dated as of December 17, 1999 to the Amended and Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative
         Agent and Fronting Bank.

   10.30 Credit and Security Agreement dated as of October 13, 1999 among
         Artisan Film Investors Trust as borrower and the lenders named therein with The Chase Manhattan Bank as Administrative Agent and
         Fronting Bank, and Fleet Bank as Waiver Agent.

 **21.1  Subsidiaries of Artisan Entertainment Inc.

 **23.1  Consent of PricewaterhouseCoopers LLP.

  *23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).

 **23.3  Consent of Kevin Magid.

 **23.4  Consent of Joseph O'Donnell.

 **23.5  Consent of John H. Josephson.

   23.6  Consent of Amir Malin.

   23.7  Consent of Paul Kagan Associates, Inc.

 **27.1  Financial Data Schedule.
 **27.2  Financial Data Schedule.

--------

 * To be filed by amendment.

** Previously filed.

(1) Confidential treatment has been requested for certain portions of these exhibits.

      (b) Financial Statement Schedule.

                                                                          Index
                                                                          -----
     Report of Independent Accountants on Financial Statement Schedule..   S-1
     Report of Independent Accountants on Financial Statement Schedule..   S-2
     Schedule II--Valuation and Qualifying Accounts.....................   S-3

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

    (1) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Film Holdings Co. (to be renamed Artisan Entertainment Inc.) has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 31, 2000.

                                          Film Holdings Co.
                                          (to be renamed ARTISAN ENTERTAINMENT
                                           INC.)

                                          By:     /s/ Mark A. Curcio
                                             ----------------------------------
                                                      Mark A. Curcio
                                                  Chief Executive Officer


                                    * * * *

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   Chairman of the Board and     March 31, 2000
____________________________________  Director
        Geoffrey S. Rehnert

                 *                   Vice Chairman of the Board    March 31, 2000
____________________________________  and Director
           Alan D. Gordon

                 *                   Director                      March 31, 2000
____________________________________
           Marc B. Wolpow

       /s/ Mark A. Curcio            Chief Executive Officer and   March 31, 2000
____________________________________  Director (Principal
           Mark A. Curcio             Executive Officer)

                 *                   Director                      March 31, 2000
____________________________________
      William S. Kirsch, P.C.

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   Director                      March 31, 2000
____________________________________
            Jeremy Hogue

                 *                   Director                      March 31, 2000
____________________________________
         Mitchell R. Julis

        /s/ JAMES E. KEEGAN          Executive Vice President and  March 31, 2000
____________________________________  Chief Financial Officer
          James E. Keegan             (Principal Financial
                                      Officer)

        /s/ ROBERT L. DENTON         Senior Vice President of      March 31, 2000
____________________________________  Finance and Chief
          Robert L. Denton            Accounting Officer
                                      (Principal Accounting
                                      Officer)


* The undersigned, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to Registration Statement on Form S-1 on behalf of the above named officer and/or director.


*By: /s/ MARK A. CURCIO                                            March 31, 2000
   ---------------------------------
        Mark A. Curcio
       Attorney-In-Fact